Exhibit 99.2

News Release

Michelle Peluso Named Travelocity CEO

SOUTHLAKE, Texas, Dec. 2, 2003 – Travelocity, a Sabre Holdings company (NYSE: TSG), announced today that it named Michelle A. Peluso as the company’s new president and CEO, replacing Michael S. (Sam) Gilliland.  Peluso most recently served as the company’s chief operating officer.

In a separate news release, Travelocity’s parent company, Sabre Holdings Corporation, announced today that Mr. Gilliland was named as that company’s new president and CEO and was also elected to its board of directors.  Peluso will continue to report to Gilliland in that capacity.

“Michelle has a strong track record in online retailing and business innovation, as well as a natural entrepreneurial approach, “ said Sam Gilliland.  “Her combination of strategic vision, marketing savvy, and operational skill make her the right person to lead Travelocity into its next stage of growth.”

Peluso joined Travelocity in April 2002 as senior vice president, product strategy and distribution, where she launched the company’s fast-growing and innovative merchant hotel product and has overseen the build-out of the company’s dynamic packaging offering. In March 2003 she was named chief operating officer, overseeing all of Travelocity’s lines of business.  Peluso also served as CEO of Site59® (www.Site59.com), the leading last minute travel Web site that was acquired by Travelocity in March 2002.

Peluso managed Site59 since its inception in November 1999, developing the concept into a distinct and innovative brand appealing to airlines, hotels, car rental companies and specialty providers worldwide. Under her guidance, the company launched a partnering strategy attracting valuable Internet providers to increase distribution of the company’s unique last-minute getaways.  Previously, Peluso was a consultant at the Boston Consulting Group and served as a White House Fellow and Senior Advisor to the Secretary of Labor.

About Travelocity

Travelocity, a Sabre Holdings™ company, pioneered the online travel space and continues to be the most popular travel service on the Web, giving consumers access to hundreds of airlines, thousands of hotels and cruise, last-minute and vacations packages, and best-in-class car rental companies, all backed by 1,000 customer service representatives staffed to provide 24-hour assistance.  With 41 million members, Travelocity is the sixth largest travel agency in the United States. It has been recognized worldwide for its leadership in online travel, and it operates or powers Web sites in five languages across four continents. Additional information about Travelocity can be found at www.travelocity.com.

About Sabre Holdings Corporation

Sabre Holdings Corporation (NYSE: TSG) is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry.  More information about Sabre Holdings is available at www.sabre-holdings.com.

Media Relations Contacts:  Michael Berman, Sabre Holdings, 682-605-2397; or Judy Haveson, Vollmer, 212-554-7425

Investor Relations Contact:  Karen Fugate, Sabre Holdings, 682-605-2343